EXHIBIT 4.1

FOURTH SUPPLEMENTAL INDENTURE

Fourth Supplemental Indenture, dated as of June 21, 2012 (this “Supplemental Indenture”), between AMC Entertainment Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Guarantors party thereto and the Trustee have heretofore executed and delivered an Indenture, dated as of June 9, 2009, as amended and supplemented by the First Supplemental Indenture, dated as of June 24, 2010, the Second Supplemental Indenture, dated as of November 30, 2010, and the Third Supplemental Indenture, dated as of April 27, 2012 (as so amended and supplemented, the “Indenture”), relating to the Company’s 8.75% Senior Notes due 2019 (the “Notes”);

WHEREAS, on May 20, 2012, AMC Entertainment Holdings, Inc., the parent corporation of the Company (“Holdings”), and Dalian Wanda Group Co., Ltd. (“Wanda”) announced they had entered into an agreement pursuant to which Wanda will acquire all of the outstanding capital stock of Holdings (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Company has solicited consents from Holders of the Notes to: (i) waive the requirement for the Company to comply with Section 4.10 of the Indenture in connection with the Acquisition (the “Waiver”) and (ii) make certain amendments to the Indenture, which are set forth in Article II of this Supplemental Indenture (the “Amendments”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated June 13, 2012 (the “Statement”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the board of directors of the Company fixed June 12, 2012 as the record date (the “Record Date”) for the purpose of determining the Holders entitled to consent to the Waiver and the Amendments;

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding as of the Record Date have delivered and not withdrawn written consents to the Waiver and the Amendments;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Company and the Trustee and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with;

WHEREAS, in accordance with Section 11.04 of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any terms defined in the Indenture and not defined herein shall have the same meanings herein as therein defined; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

1.2           Effect.  This Supplemental Indenture shall become effective upon its execution by the parties hereto.  Notwithstanding the foregoing, the Amendments set forth in Article II below and the Waiver set forth in Article III below shall not become operative, and shall have no force and effect, until the time and date at which the Company notifies the Trustee that it has delivered to Global Bondholder Services Corporation, in its capacity as paying agent for the Consent Fee (as defined in the Statement), on behalf of Holders, the aggregate Consent Fee to be paid to Holders, upon the terms and subject to the conditions in the Statement, in respect of the written consents validly delivered in respect of the Waiver and the Amendments.

ARTICLE II

AMENDMENTS

2.1           Amendments.  The Indenture is hereby amended as follows:

(a)           The following definition of “Wanda” is hereby added to Section 1.01 of the Indenture:

““Wanda” means Dalian Wanda Group Co., Ltd., a Chinese private conglomerate.”

(b)           The following definition of “Wanda Group” is hereby added to Section 1.01 of the Indenture:

““Wanda Group” means (i) Wanda and (ii) any Affiliate of Wanda.”

(c)           The definition of “Permitted Holder” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

““Permitted Holder” means: (i) any member of the Wanda Group; and (ii) any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (ii), then such securities shall no longer be deemed to be held by a Permitted Holder.”

(d)           Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to this Article II, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in this Article II above or that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE III

WAIVER

3.1           Waiver.  The Trustee has received validly delivered and unrevoked consents from Holders of at least a majority in aggregate principal amount of the Notes outstanding as of the Record Date to the Waiver, which waives the requirement for the Company to comply with Section 4.10 of the Indenture in connection with the Acquisition.

3.2           Effect of Waiver.  Upon Section 3.1 above and the Waiver becoming operative, the Company shall no longer be required to comply with the requirements and obligations pursuant to Section 4.10 of the Indenture in connection with the Acquisition, including, but not limited to, the requirement for the Company to make a “Change of Control Offer” in connection with the Acquisition, and each Holder and every subsequent Holder of the Notes shall be bound by the Waiver, even if notation of the Waiver is not made on the Notes.

ARTICLE IV

MISCELLANEOUS

4.1           Effect of Supplemental Indenture.  This Supplemental Indenture supplements the Indenture with respect to the subject matter hereof and shall be a part and subject to all the terms thereof.  Except as supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

4.2           Counterparts.  This Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

4.3           GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.4           Notice of Supplemental Indenture.  The Company shall mail notice of this Supplemental Indenture to the Holders as required by Section 9.02 of the Indenture, and shall send copies of this Supplemental Indenture to the Holders upon request.

4.5           Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of the Trust Indenture Act shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

4.6           Separability Clause.  In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7           Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

4.8           Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

4.9           Successors.  All agreements by the Company in this Supplemental Indenture shall bind its successors.

4.10           Trustee.  The Trustee hereby accepts the Waiver and the Amendments effected by this Supplemental Indenture.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except as to the due and valid execution hereof by the Trustee.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMC Entertainment Inc.

By:	/s/ Craig R. Ramsey
	Name:	Craig R. Ramsey
	Title:	Executive Vice President & Chief Financial Officer

[Signature page to Fourth Supplemental Indenture for 8.75% Notes]

U.S. Bank National Association, as
Trustee

By:	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President

[Signature page to Fourth Supplemental Indenture for 8.75% Notes]